EXHIBIT 4.3

AGENCY AGREEMENT

Effective as of February 22, 2005

Kodiak Oil & Gas Corp.
Suite 330, 1625 Broadway
Denver, Colorado 80202

Attention:	Mr. Lynn A. Peterson President and Chief Executive Officer

Dear Sir:

Re:    Private Placement of Common Shares

        Jennings Capital Inc. (the “Agent”) understands that Kodiak Oil & Gas Corp. (the “Corporation”) proposes to issue and sell up to 10,000,000 Common Shares (the “Total Offered Shares”) on both a brokered and non-brokered basis at a price of CDN $0.86 per Common Share by way of private placement.

        Subject to the terms and conditions hereof, the Agent hereby agrees to act as, and the Corporation hereby appoints the Agent as, the sole and exclusive agent of the Corporation to offer, on a reasonable best efforts basis and in accordance with the terms hereof, up to 3,400,000 of the Total Offered Shares (the “Offered Shares”) for sale on the Closing Date (as defined below) in the Selling Jurisdictions (as defined below) on a private placement basis at the price of CDN $0.86 per Offered Share.

        The Agent shall be entitled, in connection with the sale of the Offered Shares, to retain as sub-agents other registered investment dealers or brokers to participate in the solicitation of offers to purchase the Offered Shares and may receive (for delivery to the Corporation at the Closing Time (as defined below)) subscriptions for Offered Shares from other registered investment dealers or brokers (where registration is necessary). The Agent will have the exclusive right to select such sub-agents and the fees payable to such sub-agents shall be for the account of the Agent. It is understood and agreed that the Agent is under no obligation to purchase any of such Offered Shares, although it may subscribe for Offered Shares if it so desires.

        In consideration for its services hereunder, the Agent shall be entitled to the fee provided for in accordance with Section 2 hereof.

1.	Definitions

In this Agreement:

(a)	“Agency Fee” shall have the meaning set forth in section 2 of this Agreement;

(b)	“Agent’s counsel” means Bennett Jones LLP or such other legal counsel as the Agent may appoint;

(c)	“Applicable Securities Laws” includes all applicable securities, corporate and other laws, rules, regulations, notices, policies and similar instruments and proposed notices and policies;

(d)	“Business Day” means a day which is not a Saturday, Sunday or legal holiday in Denver, Colorado or Calgary, Alberta;

(e)	“Closing Date” means March 17, 2005 or such other date as the Agent and the Corporation may agree;

(f)	“Closing Time” means 10:00 a.m. (Calgary time) or such other time, on the Closing Date, as the Agent and the Corporation may agree;

(g)	“Common Shares” means common shares in the capital of the Corporation;

(h)	“Corporation’s counsel” means Miller Thomson LLP, or such other legal counsel as the Corporation may appoint;

(i)	“Documents” means, collectively:

(a)	the audited consolidated financial statements of the Corporation for the years ended December 31, 2003 and 2002;

(b)	the management information circular and proxy statement of the Corporation dated May 7, 2004 with respect to the annual meeting of shareholders of the Corporation held on June 18, 2004;

(c)	the interim reports of the Corporation for the three months ended March 31, 2004, the six months ended June 30, 2004 and the nine months ended September 30, 2004 including, without limitation, the unaudited financial statements of the Corporation for such three, six and nine month periods;

(d)	all material change reports of the Corporation filed after December 31, 2003; and

(e)	all press releases of the Corporation subsequent to December 31, 2003;

(j)	“Due Diligence Session” shall have the meaning set forth in section 3(c) of this Agreement;

(k)	“Exchange” means the TSX Venture Exchange or any successor thereto;

(l)	“Financial Statements” means, collectively, the comparative audited financial statements of the Corporation for the financial year ended December 31, 2003 and the unaudited interim financial statements of the Corporation for the three months ended

March 31, 2004, the six months ended June 30, 2004 and the nine months ended September 30, 2004;

(m)	“MI 45-102” means Multilateral Instrument 45-102: Resale of Securities, as adopted on November 30, 2001 in the Selling Jurisdictions and as amended;

(n)	“Public Record” means all information filed by or on behalf of the Corporation with the Securities Commissions including, without limitation, the Documents and any other information filed with any Securities Commission in compliance, or intended compliance, with any Applicable Securities Laws;

(o)	“Securities Commissions”means the securities commissions or similar regulatory authorities in the Selling Jurisdictions;

(p)	“Selling Dealer Group” means the dealers and brokers other than the Agent who participate in the offer and sale of the Offered Shares pursuant to this Agreement;

(q)	“Selling Jurisdictions” means the provinces of Alberta, British Columbia and Ontario, and certain other jurisdictions outside Canada, including the United States of America;

(r)	“Subscriber” means any person who executes a Subscription Agreement which is accepted by the Corporation;

(s)	“Subscription Agreements” means the agreements to be entered into between the Subscribers and the Corporation with respect to the offering of the Offered Shares;

(t)	“Third Parties” means any one or more persons other than the Corporation; and

(u)	“Transfer Agent” means CIBC Mellon Trust Company in its capacity as registrar and transfer agent for the Common Shares; and

(v)	“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

The terms “affiliated”, “misrepresentation”, “material change” and “material fact” shall have the meanings ascribed thereto under the Applicable Securities Laws, “distribution” means “distribution” or “distribution to the public”, as the case may be, as defined under the Applicable Securities Laws and “distribute” has a corresponding meaning.

2.	Commission

        In consideration for its services hereunder, the Corporation agrees to pay the Agent on the Closing Date a fee equal to 8.82% of the aggregate gross proceeds (the “Agency Fee”) received by the Corporation on the sale of the Offered Shares.

3.	Covenants of the Corporation

(a)	The Corporation will duly, punctually and faithfully perform all the obligations to be performed by it under the Subscription Agreements which the Corporation accepts.

(b)	The Corporation will use its best efforts to give effect to and complete all of its obligations under this Agreement.

(c)	Without limiting the scope of the due diligence inquiries the Agent may conduct, the Corporation shall make available its directors, officers, employees and other consultants to answer any questions which the Agent may have and to participate in one or more due diligence sessions to be held prior to the Closing Date (the “Due Diligence Session”); the Agent shall distribute a list of written questions to be answered in advance of such Due Diligence Session and the Corporation shall provide written responses to such questions in advance of the Due Diligence Session.

(d)	during the period commencing with the date hereof and ending on the conclusion of the distribution of the Offered Shares, promptly inform the Agent in writing of the full particulars of:

(i)	any material change (actual, anticipated or threatened) in the assets, liabilities (absolute, contingent or otherwise), capital, business, operations or condition (financial or otherwise) of the Corporation,

(ii)	any change in any material fact contained or referred to in the Public Record,

(iii)	the occurrence of a material fact or event which, in any such case, is, or may be, of such a nature as to: render any part of the Public Record untrue, false or misleading in a material respect; result in a misrepresentation in any part of the Public Record, or result in any part of the Public Record not complying with Applicable Securities Laws, or

(iv)	the discovery by the Corporation of any misrepresentation in any part of the Public Record,

provided the Corporation shall in good faith discuss with the Agent any change in circumstances (actual, proposed or prospective) which is of such a nature that there is reasonable doubt whether notice in writing need be given to the Agent pursuant to this section 3(d), notwithstanding this obligation, the Corporation shall be entitled to comply with Applicable Securities Laws;

(e)	during the period commencing with the date hereof and ending on the conclusion of the distribution of the Offered Shares, promptly inform the Agent of the full particulars of:

(i)	any request of any Securities Commission for any amendment to the Public Record or for any additional information which may be material to the distribution of the Offered Shares,

(ii)	the issuance by any Securities Commission, the Exchange or other securities commission or similar regulatory authority or by any other competent authority of any order to cease or suspend trading of any securities of the Corporation or of the institution or threat of institution of any proceedings for that purpose, or

(iii)	the receipt by the Corporation of any communication from any Securities Commission, the Exchange or other securities commission or similar regulatory authority or any other competent authority relating to the Public Record or the distribution of the Offered Shares;

(f)	use the net proceeds from the sale of the Offered Shares to fund the Corporation’s share of the exploration and drilling programs in respect of its Pacific Rim properties in the Green River Basin in Wyoming, including its coalbed methane and conventional tight gas prospects, and the Corporation’s oil prospects in the Williston Basin of Eastern Montana and Western North Dakota over the next 12 months and for general administrative purposes;

(g)	file a duly completed and executed Form 45-102F2 pursuant to MI 45-102 within 10 days of the Closing Date;

(h)	use its best efforts to maintain its status as a “reporting issuer” or equivalent status in at least one of the Selling Jurisdictions until the date that is six months from the Closing Date;

(i)	during the period commencing on the date hereof and ending on the date which is 30 days following the Closing Date, promptly provide to the Agent, for review prior to the publication, filing or issuance thereof any proposed document, including without limitation, any press release, annual information form, material change report or information circular, which is or may be deemed to be part of the Public Record;

(j)	promptly comply with Applicable Securities Laws to the satisfaction of the Agent and the Agent’s Counsel with respect to any change or occurrence of the nature referred to in section 3(d) and take such steps, which in the Agent’s opinion, acting reasonably, may be necessary or advisable to comply with Applicable Securities Laws;

(k)	make all necessary arrangements with the Exchange so that the Offered Shares shall be listed and posted for trading on the Exchange as soon as practicable after the Closing Time; and

(l)	except for the issuance by the Corporation of options to acquire Common Shares and the issuance of Common Shares upon the exercise of such options, all in accordance with the past practices of the Corporation, from the Closing Date until the date that is 90 days following the Closing Date, not offer, or announce the offering of, or enter into or make or announce any agreement to issue, sell or exchange any Common Shares to the public or securities convertible or exchangeable into Common Shares without the prior consent of the Agent, such consent not to be unreasonably withheld.

4.	Material Change

        From the date hereof until the Closing Time, the Corporation will promptly inform the Agent of the full particulars of any material change (actual, anticipated or threatened) in its business, operations, capital or condition (financial or otherwise) or its properties or assets and the occurrence of a material fact or event, which, in any such case, is, or may be, of such a nature as to render any responses provided by the Corporation at the Due Diligence Session untrue, false or misleading in a material respect, provided that if the Corporation is uncertain as to whether a material change, change, occurrence or event of the nature referred to in this paragraph has occurred, it shall promptly inform the Agent of the full particulars of the occurrence giving rise to the uncertainty and shall consult with the Agent as to whether the occurrence is of such nature.

5.	Representations, Warranties and Covenants of the Corporation

        The Corporation represents and warrants to the Agent, and acknowledges that the Agent is relying upon such representations and warranties:

(a)	the Corporation has been duly incorporated and organized and is validly existing under the laws of the Yukon Territory and has all requisite corporate authority and power to carry on its business, as now conducted and as presently proposed to be conducted by it, and to own its properties and assets;

(b)	the Corporation has no subsidiaries and is not affiliated with, nor is it a holding corporation of, any other body corporate, nor is it a partner of any partnership;

(c)	the Corporation is duly registered and qualified to carry on business and is validly subsisting under the laws of each jurisdiction in which it carries on its business;

(d)	the Corporation has full corporate power and authority to issue the Offered Shares and upon issuance, such Offered Shares will be issued as fully paid and non-assessable;

(e)	the Corporation is not in default or breach of, and the execution and delivery of, and the performance of and compliance with the terms of this Agreement and the Subscription Agreements by the Corporation, or any of the transactions contemplated hereby or thereby do not and will not result in any breach of, or constitute a default under, and do not and will not create a state of facts which, after notice or lapse of time or both, would result in a breach of or constitute a default under, any term or provision of the articles, by-laws or resolutions of the Corporation, or any indenture, mortgage, note, contract, agreement (written or oral), instrument, lease or other document to which either the Corporation is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to the Corporation, which default or breach might reasonably be expected to materially adversely affect the business, operations, capital or condition (financial or otherwise) of the Corporation or its assets;

(f)	the Corporation has full corporate right, power and authority to enter into this Agreement and the Subscription Agreements and the Corporation has the full corporate right, power and authority to perform its obligations set out therein, and this Agreement and the Subscription Agreements have been or will be, as the case may be, duly authorized, executed and delivered by the Corporation and are legal, valid and binding obligations of the Corporation enforceable against the Corporation in accordance with their terms subject to the general qualifications that:

(i)	enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally; and

(ii)	equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court; and

(iii)	rights to indemnify and contribution may be limited by applicable law;

(g)	the Corporation does not have any material debts, liabilities or obligations (absolute, contingent or otherwise) other than as set forth in the Financial Statements;

(h)	there has not been any material adverse change in the capital, assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of the Corporation from the position set forth in the Financial Statements and there has not been any adverse material change in the business, operations, capital or condition (financial or otherwise) or results of the operations of the Corporation since December 31, 2003; and since that date there have been no material facts, transactions, events or occurrences which could materially adversely affect the capital, assets, liabilities (absolute, accrued, contingent or otherwise), business, operations or condition (financial or otherwise) or results of the operations of the Corporation, and the Corporation has not incurred, assumed or suffered any liability (absolute, accrued, contingent or otherwise) or entered into any transaction which is or may be material to the Corporation and is not in the ordinary course of business;

(i)	there are no actions, suits, proceedings or inquiries including, to the knowledge of the Corporation, pending or threatened against or affecting the Corporation at law or in equity or before or by any federal, provincial, state, county, municipal or other governmental department, commission, board, bureau, agency or instrumentality which in any way materially adversely affect, or may in any way materially adversely affect, the business, operations or condition (financial or otherwise) of the Corporation or its assets or which affect or may affect the distribution of the Offered Shares;

(j)	the Corporation has not incurred, assumed or suffered any liability (absolute, accrued, contingent or otherwise) or entered into any transaction, which is or may be material to the Corporation and is not in the ordinary course of business;

(k)	the Corporation is not a party to or bound by any material agreement of guarantee, indemnification (other than an indemnification of directors and officers in accordance with the by-laws of the Corporation and applicable laws, and indemnification obligations in favour of agents or underwriters of securities offerings) or any other like commitment of the obligations, liabilities (contingent or otherwise) of indebtedness of any other person;

(l)	the Corporation does not have any loans or other indebtedness currently outstanding to or from any of its shareholders, officers, directors or employees or any other person not dealing at arm’s length with the Corporation;

(m)	the authorized capital of the Corporation consists of 100,000,000 Common Shares, of which as at the date hereof, 34,810,540 Common Shares are issued and outstanding as fully paid and non-assessable;

(n)	other than pursuant to the provisions of this Agreement and other than options to acquire 3,152,000 Common Shares held by officers, directors, and employees and consultants of the Corporation under the Corporation’s stock option plan, and 2,824,643 outstanding warrants, there are no outstanding securities convertible or exchangeable into any securities or ownership interests of the Corporation, or any agreement, warrant, option, right or privilege being or capable of becoming an agreement, warrant, option or right for the purchase of any unissued securities of the Corporation;

(o)	the Corporation has duly filed all tax returns required to be filed by it, has paid all taxes due and payable by it and has paid all assessments and re-assessments and all other taxes, governmental charges, penalties, interest and other fines due and payable by it and which are claimed by any governmental authority to be due and owing, other than those that are not reasonably expected to have a material adverse effect on the Corporation, and adequate provision has been made for taxes payable for any completed fiscal period for which tax returns are not yet required and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return or payment of any tax, governmental charge or deficiency by the Corporation and there are no actions, suits, proceedings, investigations or claims, to the Corporation’s knowledge, threatened or pending against the Corporation in respect of taxes, governmental charges or assessments or any matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority;

(p)	no authorization, approval or consent of any court or governmental authority or agency is required to be obtained by the Corporation in connection with the sale and delivery of the Offered Shares;

(q)	the form and terms of the definitive certificates representing the Common Shares are in due and proper form under the laws governing the Corporation;

(r)	the minute books of the Corporation contain full, true and correct copies of the constating documents of the Corporation and copies of all minutes of all meetings and all consent resolutions of the directors, committees of directors and shareholders of the Corporation, and all such meetings were duly called and properly held and all such resolutions were properly adopted except to the extent that any such failure could not reasonably be expected to have a material adverse effect on the Corporation;

(s)	other than as provided for in this Agreement, the Corporation has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder’s fees, agent’s commission or other similar forms of compensation with respect to the transactions contemplated herein;

(t)	there are no material contracts or agreements to which the Corporation is a party or by which it is bound. For the purposes of this paragraph, any contract or agreement pursuant to which the Corporation will, or may reasonably be expected to result in, a requirement of the Corporation to expend more than an aggregate of $100,000 or receive or be entitled to receive revenue of more than $100,000 in either case during any 12 month period, or is out of the ordinary course of business of the Corporation, shall be considered to be material;

(u)	the Corporation is not a party to any contracts of employment which may not be terminated on one month’s notice or which provide for payments occurring on a change of control of the Corporation, except for guaranteed one year contracts for three employees of the Corporation;

(v)	although it does not warrant title, the Corporation does not have reason to believe that it does not have good and marketable title to or the irrevocable right to produce and sell its petroleum, natural gas, bitumen and related hydrocarbons (for the purposes of this clause, the foregoing are referred to as the “Interests”) and does represent and warrant that the Interests are free and clear of all liens, charges, encumbrances, restrictions or adverse claims created by, through or under the Corporation, other than any liens or encumbrances that may be outstanding pursuant to credit agreements with the Corporation’s bank, and those arising in the ordinary course of business, which are not material in the aggregate, and to the knowledge of the Corporation after due inquiry, the Corporation holds its interest under valid and subsisting leases, licenses, permits, consessions, concession agreements, contracts, subleases, reservations or other agreements;

(w)	any and all operations of the Corporation and to the knowledge of the Corporation, any and all operations by third parties, on or in respect of the assets and properties of the Corporation, have been conducted in accordance with good oil and gas industry practices and in material compliance with applicable laws, rules, regulations, orders and directions of government and other competent authorities;

(x)	the Corporation has conducted, and is conducting, its business in compliance in all material respects with all applicable laws, rules and regulations and, in particular, all legislation, regulations or by-laws or other lawful requirements of any governmental or regulatory bodies (“Environmental Laws”) of each jurisdiction in which it carries on business relating to the protection of the environment, occupational health and safety or the processing, use, treatment, storage, disposal, discharge, transport or handling of any pollutants, contaminants, chemicals or industrial, toxic or hazardous wastes or substances (“Hazardous Substances”) or the licensing thereof and the Corporation holds all licenses, registrations, permits, authorities and qualifications in all jurisdictions in which the Corporation carries on its business which is necessary or desirable to carry on the business of the Corporation as now conducted and as presently proposed to be conducted, and all such licenses, registrations, permits, authorities and qualifications are valid and existing and in good standing and none of such licenses, registrations, permits, authorities or qualifications contains any burdensome term, provision, condition or limitations which has or is likely to have any material adverse effect on the business of the Corporation as now conducted, or as proposed to be conducted, the Corporation has not received notice of any proceedings relating to the revocation or modification of any such licenses, registrations, permits, authorities or qualifications which, if the subject of an unfavourable decision, ruling or finding, would materially adversely affect the business, operations, financial condition or prospects of the Corporation, the Corporation has not received any notice of, or been prosecuted for, an offence alleging non-compliance with any Environmental Laws, and the Corporation has not settled any allegation of non-compliance short of prosecution, and there are no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures to be made with respect to any of the assets of the Corporation nor has the Corporation received notice of any of the same;

(y)	the Corporation is not in default of any material requirement of Applicable Securities Laws and the Corporation is entitled to avail itself of the applicable prospectus exemptions available under the Applicable Securities Laws in respect of the trades in its securities to Subscribers as contemplated by this Agreement;

(z)	there has not occurred any material spills, emissions or pollution of any property of the Corporation, or for which the Corporation is or may be responsible, nor is the Corporation the subject of any outstanding stop orders, control orders, clean-up orders of reclamation orders under applicable environmental laws and regulations;

(aa)	the representations and warranties made by the Corporation in the Subscription Agreements are, or will be, true and correct as of the date at which they are made;

(bb)	the books of account and other records of the Corporation, whether of a financial or accounting nature or otherwise, have been maintained in accordance with prudent business practices;

(cc)	to the knowledge of the Corporation as at the date of this Agreement, no insider of the Corporation has the present intention to sell any securities of the Corporation;

(dd)	all filings by the Corporation pursuant to which the Corporation has received or is entitled to receive government incentives have been made in accordance, in all material respects, with all applicable legislation and contain no misrepresentations of material fact or omit to state any material fact which could cause any amount previously paid to the Corporation or previsously accrued on the accounts thereof to be recovered or disallowed;

(ee)	any and all operations of the Corporation and to the knowledge of the Corporation, any and all operations by third parties, on or in respect of the assets and properties of the Corporation, have been conducted in accordance with applicable laws, rules, regulations, orders and directions of government and other competent authorities;

(ff)	the responses given by management on behalf of the Corporation in the Due Diligence Session shall, to the knowledge of management, after reasonable inquiry, be true, correct and complete in all material respects as at the time such responses are given;

(gg)	the Corporation shall comply with all the covenants and agreements made by it in the Subscription Agreements; and

(hh)	with respect to offers and sales in the United States, the Corporation makes the representations applicable to the Corporation contained in Schedule “A” hereto.

It is further agreed by the Corporation that all representations, warranties and covenants in this section 5 made by the Corporation to the Agent, as supplemented pursuant to Section 10(d) hereof, shall also be deemed to be made for the benefit of the Subscribers as if the Subscribers were also parties hereto (it being agreed that the Agent is acting for and on behalf of the Subscribers for this purpose).

6.	Indemnity

(a)	The Corporation shall indemnify and save the Agent, and the Agent’s agents, directors, officers, employees, shareholders, partners and affiliates, harmless against and from all liabilities, claims, demands, losses (other than losses of profit in connection with the distribution of the Offered Shares) costs, damages and expenses to which the Agent, or any of the Agent’s agents, directors, officers, employees, shareholders, partners or affiliates may be subject or which the Agent, or any of the Agent’s agents, directors, officers, employees, shareholders, partners or affiliates may suffer or incur, whether under the provisions of any statute or otherwise, in any way caused by, or arising directly or indirectly from or in consequence of:

(i)	any information or statement relating to or provided by the Corporation which is or is alleged to be untrue or any omission or alleged omission to provide any information or state any fact the omission of which makes or is alleged to make any such information or statement untrue or misleading in light of the circumstances in which it was made;

(ii)	any misrepresentation or alleged misrepresentation made by the Corporation to the Agent;

(iii)	any prohibition or restriction of trading in the securities of the Corporation or any prohibition or restriction affecting the distribution of Units imposed by any competent authority if such prohibition or restriction is based on any misrepresentation or alleged misrepresentation of a kind referred to in subparagraph 6(a)(i) or 6(a)(ii);

(iv)	any order made or any inquiry, investigation (whether formal or informal) or other proceeding commenced or threatened by any one or more competent authorities (not based upon the activities or the alleged activities of the Agent or its banking or selling group members, if any) relating to or materially affecting the trading or distribution of the Offered Shares;

(v)	any misrepresentation contained herein or any breach of, default under or non-compliance by the Corporation with any representation, warranty, term or condition of this Agreement, a Subscription Agreement or any requirement of Applicable Securities Laws; or

(vi)	the exercise by any Subscriber of any contractual or statutory right of rescission in connection with the purchase of the Offered Shares;

provided that in the event and to the extent that a court of competent jurisdiction shall determine (or the parties hereto mutually agree in writing) that any proceedings or liabilities in respect of which indemnity may be sought resulted solely from the gross negligence, fraud, wilful misconduct or fraudulent misrepresentation of any party entitled to indemnity hereunder, this indemnity shall not apply.

The Agent shall be entitled, as trustee, to enforce the obligations contained herein on behalf of any other party entitled to indemnity or contribution hereunder.

The Corporation agrees that in case any legal proceedings or investigation shall be brought against or initiated against the Corporation by any securities commission, regulatory authority, stock exchange, court, or other entity having regulatory authority, and any representative of the Agent shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Corporation by the Agent, the Corporation shall pay the Agent the reasonable costs thereof (including an amount to reimburse the Agent for time spent by its personnel in connection therewith on such individuals’ usual per diem rates and out-of-pocket expenses incurred by its personnel in connection therewith), as they occur.

(b)	If any claim contemplated by paragraph 6(a) shall be asserted against any of the persons or corporations in respect of which indemnification is or might reasonably be considered to be provided for in such paragraph, such person or corporation (the “Indemnified Person”) shall notify the Corporation (the “Indemnifying Party”), as soon as possible of the nature of such claim (provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have hereunder except and to the extent that any such delay or failure to give notice as herein required prejudices the defence of such claim or results in any material increase in the liability which the Indemnifying Party has under this indemnity) and the Indemnifying Party shall be entitled (but not required) to assume the defense of any suit brought to enforce such claim, provided however, that the defence shall be through legal counsel selected by the Indemnifying Party and acceptable to the Indemnified Person acting reasonably and that no settlement may be made by the Indemnifying Party or the Indemnified Person without the prior written consent of the other, such consent not to be unreasonably withheld. The Indemnified Person shall have the right to retain its own counsel in any proceeding relating to a claim contemplated by paragraph 6(a) if:

(i)	the Indemnified Person has been advised by counsel that there may be a reasonable legal defence available to the Indemnified Person which is different from or additional to a defence available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defence of such proceedings on the Indemnified Person’s behalf);

(ii)	the Indemnifying Party shall not have taken the defence of such proceedings and employed counsel within ten (10) days after notice of commencement of such proceedings; or

(iii)	the employment of such counsel has been authorized by the Indemnifying Party in connection with the defense of such proceeding;

and, in any such event, the reasonable fees and expenses of such Indemnified Person’s counsel (on a solicitor and his client basis) shall be paid by the Indemnifying Party, provided that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate law firm (in addition to any local counsel) for all such Indemnified Persons.

(c)	The Corporation shall not, without Agent’s prior consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, suit, proceeding, investigation or claim in respect of which indemnification may be sought hereunder (whether or not an Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Person from any and all liabilities arising out of such action, suit, proceeding, investigation or claim. No admission of liability for any proceeding shall be made without the consent of the Indemnified Persons affected, such consent not to be unreasonably withheld or delayed. No admission of liability shall be made by an Indemnified Person without the consent of the Corporation, such consent not to be unreasonably withheld or delayed, and the Corporation shall not be liable for any settlement or any proceeding made without their consent, such consent not to be unreasonably withheld or delayed.

(d)	The rights to indemnification provided in this Section 6 shall be in addition to, and without prejudice to, any other rights or remedies which any Indemnified Person may have.

7.	Contribution

        In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Agreement is due in accordance with its terms but is, for any reason, held by a court to be unavailable from the Indemnifying Party on ground of policy or otherwise, each of the Indemnifying Party and the party or parties seeking indemnification shall contribute to the aggregate liabilities, claims, demands, losses (other than losses of profit in connection with the distribution of the Offered Shares), costs, damages and expenses (including legal or other expenses reasonably incurred in connection with investigation or defense of the same) to which they may be subject or which they may suffer or incur:

(a)	in such proportion as is appropriate to reflect the relative benefit received by the Indemnifying Party on the one hand, and by the party or parties seeking indemnity on the other hand, from the offering of the Offered Shares; or

(b)	if the allocation provided by paragraph 7(a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in paragraph 7(a) above but also to reflect the relative fault of the party or parties seeking indemnity, on the one hand, and the parties from whom indemnity is sought, on the other hand, in connection with the statements, commissions or omissions or other matters which resulted in such liabilities, claims, demands, losses, costs, damages or expenses as well as any other relevant equitable considerations.

For the purposes of this section 7, the relative benefits received by the Corporation, on the one hand, and the Agent, on the other hand, shall be deemed to be in the same proportion that the total proceeds of the offering received by the Corporation (net of fees but before deducting expenses) bear to the fees received by the Agent.

        The parties hereto agree that it would not be just and equitable if contributions pursuant to this Agreement were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraphs. The rights to contribution provided in this section 7 shall be in addition to, and without prejudice to, any other right to contribution which the parties hereto may have.

        Any liability of the Agent under this section 7 shall be limited to the amount payable to the Agent under section 2 hereof.

        The obligations under the indemnity and right of contribution provided herein shall apply whether or not the transactions contemplated by this Agreement are completed and shall survive the completion of the transactions contemplated under this Agreement and the termination of this Agreement.

8.	Expenses

        Whether or not the transactions contemplated herein shall be completed, all costs and expenses of or incidental to the creation, issuance and distribution of the Offered Shares shall be borne by the Corporation, including, without limitation, the fees payable pursuant to the Applicable Securities Laws, the fees and expenses of the Corporation’s counsel, the reasonable fees and expenses of any special counsel retained by the Corporation’s counsel, the fees and expenses of the Corporation’s auditors, transfer agents, engineers and other outside consultants, the reasonable fees and expenses of Agent’s counsel and the reasonable out-of-pocket expenses of the Agent relating to this transaction and all other costs and out-of-pocket expenses relating to this transaction. The Agent shall provide to the Corporation receipts or other documentation evidencing reasonable out-of-pocket expenses for which the Agent is seeking reimbursement.

9.	Termination

(a)	The Agent may terminate its obligations hereunder, by written notice to the Corporation, in the event that after the date hereof and at or prior to the Closing Time:

(i)	any order to cease or suspend trading in any securities of the Corporation, or prohibiting or restricting the distribution of the Offered Shares is made, or proceedings are announced, commenced or threatened for the making of any such order, by any securities commission or similar regulatory authority or by any other competent authority, and has not been rescinded, revoked or withdrawn;

(ii)	the state of the financial markets or the energy industry is such that the Offered Shares cannot, in the sole opinion of the Agent acting reasonably, be successfully marketed;

(iii)	any inquiry, investigation (whether formal or informal) or other proceeding in relation to the Corporation or any of its directors or senior officers is announced, commenced or threatened by any securities commission or similar regulatory authority or by any other competent authority if, in the reasonable opinion of the Agent, the announcement, commencement or threatening thereof materially adversely affects or may materially adversely affect the trading or distribution of the Offered Shares;

(iv)	there shall have occurred any material adverse change (actual, contemplated or threatened) or any change in a material fact or occurrence of a material fact or event or event of the nature described in paragraph 4, as determined by the Agent in its sole discretion, acting reasonably, in respect of the business, operations, capital or condition (financial or otherwise) of the Corporation or its properties, assets, liabilities or obligations (absolute, accrued, contingent or otherwise);

(v)	there should develop, occur or come into effect or existence any event, action, state, condition or financial occurrence, or any catastrophe of national or international consequence, any law or regulation, or any other occurrence of any nature whatsoever, which, in the sole opinion of the Agent acting reasonably, materially adversely affects, or involves, or will materially adversely affect, or involve, the financial markets or the business, operations or affairs of the Corporation, such that it would not be practical (in the sole opinion of the Agent) to market the Offered Shares;

(vi)	the Corporation shall be in breach of, default under or non-compliance with, in any material respect, any representation, warranty, term or condition of this Agreement or the Subscription Agreements; or

(vii)	the Agent shall determine that there exists any fact or circumstance not generally disclosed by the Corporation at the date hereof, which would have, in the opinion of the Agent, acting reasonably, a significant adverse effect on the market price or value of the Offered Shares.

(b)	The Agent may exercise any or all of the rights provided for in paragraph 9(a) or sections 10 or 14 notwithstanding any material change, change, event or state of facts and notwithstanding any act or thing taken or done by the Agent or any inaction by the Agent, whether before or after the occurrence of any material change, change, event or state of facts including, without limitation, any act of the Agent related to the offering of the Offered Shares for sale and the Agent shall only be considered to have waived or be estopped from exercising or relying upon any of its rights under or pursuant to paragraph 9(a) or sections 10 or 14if such waiver or estoppel is in writing and specifically waives or estoppes such exercise or reliance.

(c)	If the Closing Date has not occurred on or before April 15, 2005, either the Corporation or the Agent may terminate its obligations under this Agreement by written notice to the other.

(d)	The Corporation and the Agent may terminate this Agreement at any time by mutual agreement in writing signed by the Corporation and the Agent.

(e)	Any termination pursuant to the terms of this Agreement shall be effected by notice in writing delivered to the Corporation or the Agent, as the case may be, provided that no termination shall discharge or otherwise affect any obligation of the parties under sections 6, 7 or 8 herein. The right of either party to terminate its obligations hereunder is in addition to, and without prejudice to, any other remedies it may have.

10.	Closing Documents

        The obligations of the Agent hereunder shall be conditional upon the Agent receiving, and the Agent shall have the right on the Closing Date on behalf of the Subscribers to withdraw all Subscription Agreements delivered and not previously withdrawn by Subscribers unless the Agent receives, at or prior to the Closing Time:

(a)	A legal opinion of the Corporation’s counsel addressed to the Agent and Agent’s counsel, in form and substance reasonably satisfactory to the Agent and Agent’s counsel, with respect to such matters as the Agent and Agent’s counsel may reasonably request relating to the offering of the Offered Shares, including, without limitation, that:

(i)	the Corporation:

(A)	has been duly incorporated, is validly subsisting and is current and up to date in respect of all corporate filings required under the laws of the jurisdiction of its incorporation;

(B)	has all requisite power and authority to carry on its business as now conducted by it and to own its properties and assets; and

(C)	is qualified to carry on business under the laws of the jurisdictions in which it carries on a material portion of its business;

(ii)	the Corporation has all necessary corporate power and authority to enter into this Agreement and the Subscription Agreements and the Corporation has all necessary corporate power and authority to perform its obligations set out herein and therein, and this Agreement and the Subscription Agreements have been duly authorized, executed and delivered by the Corporation and constitute legal, valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms subject to laws relating to creditors’ rights generally and except that rights to indemnity and contribution may be limited or unavailable by applicable law;

(iii)	the execution and delivery of this Agreement and the Subscription Agreements by the Corporation and the fulfillment of the terms thereof by the Corporation and the performance of and compliance with the terms of this Agreement and the Subscription Agreements by the Corporation do not and will not result in a breach of, or constitute a default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of or constitute a default under, any applicable laws or any term or provision of the articles, by-laws of the Corporation or, of which counsel is aware, resolutions of the directors or shareholders of the Corporation or any mortgage, note, indenture, contract, agreement (written or oral), instrument, lease or other document to which the Corporation is a party or by which it is bound on the Closing Date, of which such counsel is aware, which might reasonably be expected to materially adversely affect the business, operations, capital or condition (financial or otherwise) of the Corporation;

(iv)	the form and terms of the definitive certificates representing the Common Shares have been approved and adopted by the directors of the Corporation and are in due and proper form under the laws governing the Corporation;

(v)	the Common Shares have been duly created, authorized and issued as fully paid and non-assessable;

(vi)	the offering, sale, issuance and delivery of the Offered Shares by the Corporation to the Subscribers in accordance with the Subscription Agreements are exempt, either by statute, regulation or order, from the registration and prospectus requirements of the Applicable Securities Laws in the Selling Jurisdictions and no prospectus will be required and no other document must be filed, proceeding taken or approval, permit, consent, authorization or authority obtained in any of the Selling Jurisdictions to permit such offering, sale and delivery of the Offered Shares by the Corporation to the Subscribers, except for the filing by the Corporation, within the prescribed time periods, of the required reports of such sale and the payment by the Corporation of applicable fees relating thereto;

and as to the authorized and issued capital of the Corporation, the first trade in the Offered Shares and all other legal matters, including compliance with the Applicable Securities Laws, in any way connected with the issuance, sale and delivery of the Offered Shares as the Agent may reasonably request.

It is understood that the Corporation’s counsel may rely on the opinions of local counsel acceptable to it as to matters governed by the laws of jurisdictions other than Alberta or Canada and on certificates of officers of the Corporation as to relevant matters of fact.

(b)	A certificate of the Corporation dated the Closing Date, addressed to the Agent and signed on the Corporation’s behalf by its Chief Executive Officer and one other senior officer of the Corporation satisfactory to the Agent, acting reasonably, certifying that:

(i)	the Corporation has complied with and satisfied all terms and conditions of this Agreement and the Subscription Agreements on its part to be complied with or satisfied at or prior to the Closing Time;

(ii)	the representations, warranties and covenants of the Corporation set forth in this Agreement and the Subscription Agreements are true and correct at the Closing Time, as if made at such time;

(iii)	no event of a nature referred to in subparagraph 9(a)(i), (iii), (iv) or (v) has occurred or to the knowledge of such officers is pending, contemplated or threatened excluding with respect to subparagraphs 9(a)(iii), (iv) or (v) any obligation to make a determination as to the Agent's opinion;

(iv)	no order, ruling or determination having the effect of ceasing or suspending trading in any securities of the Corporation or prohibiting or restricting the distribution of the Offered Shares has been made, or proceedings have been announced, commenced or, to the knowledge of the Corporation, threatened for the making of any such order, ruling or determination by any securities commission or similar regulatory authority or by any other competent authority, and has not been rescinded, revoked or withdrawn, and, to the knowledge of such officers, no proceedings for such purpose are pending, contemplated or threatened;

(v)	the Corporation has made and/or obtained, on or prior to the Closing Time, all necessary filings, approvals, consents and acceptances of applicable regulatory authorities and under any applicable agreement or document to which the Corporation is a party or by which it is bound in respect of the execution and delivery of this Agreement and the Subscription Agreements by the Corporation, the offering and sale of the Offered Shares and the consummation of the other transactions contemplated hereby (subject to completion of filings with certain regulatory authorities following the Closing Date; and

(vi)	such other matters as may be reasonably requested by the Agent or Agent’s counsel.

(c)	Executed copies of the Subscription Agreements in form and substance reasonably satisfactory to the Agent and the Agent’s counsel.

(d)	Confirmation of additional representations and warranties as may be reasonably requested by the Agent to address special issues identified during the course of the Agent’s due diligence review.

Subject to the compliance by the Agent with its obligations hereunder, the Corporation may not reject any properly completed Subscription Agreement unless: (i) the number of Common Shares subscribed for pursuant to all the Subscription Agreements and tendered by the Agent, exceeds the maximum number of Common Shares to be sold under this Agreement; or (ii) the issuance of Offered Shares pursuant to any such Subscription Agreement would breach or violate Applicable Securities Laws.

11.	Deliveries

        The sale of the Offered Shares shall be completed at the Closing Time at the offices of Agent’s counsel or at such other place as the Corporation and the Agent may agree. Subject to the conditions set forth in section 10 herein, the Agent, on the Closing Date, shall deliver to the Corporation:

(a)	all completed Subscription Agreements and where applicable, all completed forms required by the Applicable Securities Laws; and

(b)	a certified cheque(s) or bank draft(s) payable to the Corporation at par in Calgary, or wire transfer of funds, in an amount equal to the aggregate amount of all of the subscriptions for Offered Shares delivered to and accepted by the Corporation, less the fees, expenses and disbursements provided for in Sections 2 and 8 herein (or effect payment in such other manner as the Corporation and the Agent may agree);

against delivery by the Corporation of:

(c)	the opinions, certificates and documents referred to in section 10 above; and

(d)	definitive certificates representing, in the aggregate, all of the Offered Shares subscribed for in the name of Jennings Capital Inc. or in such name or names as the Agent shall notify the Corporation in writing not less than twenty-four (24) hours prior to the Closing Time provided such certificates registered in such names may, subject to receipt by the Corporation of a satisfactory indemnity, be delivered in advance of the Closing Date to the Agent or such other parties in such locations as the Agent may direct and the Agent and the Corporation may agree upon.

12.	Due Diligence

        The Agent shall have the option to terminate this Agreement if its due diligence inquiries or investigations identify a material adverse circumstance which either existed as at the effective date of this Agreement but which was not disclosed in writing to the Agent or which occurred after the effective date hereof but prior to the Closing Time.

13.	Notices

        Any notice or other communication to be given hereunder shall, in the case of notice to be given to the Corporation, be addressed to the Corporation Attention: Mr. Lynn A. Peterson, at the above address, fax no. (303) 592-8071 and a copy to:

Miller Thomson LLP Robson Court 1000 - 840 Howe Street Vancouver, BC V6Z 2M1 Attention: Gregory C. Smith Fax No.: (604) 643-1258

and, in the case of notice to be given to the Agent, be addressed to:

Jennings Capital Inc. 2600, 520 - 5th Ave SW Calgary, Alberta T2P 3R7 Attention: Mr. Martin McGoldrick Fax No.: (403) 292-0979

and a copy to: Bennett Jones LLP 4500, 855 - 2nd Street S.W. Calgary, Alberta T2P 4K7 Attention: Mr. J. Douglas Foster Fax No.: (403) 265-7219

or to such other address as the party may designate by notice given to the other. Each communication shall be personally delivered to the addressee or sent by fax transmission to the addressee, and:

(a)	a communication which is personally delivered shall, if delivered before 4:00 p.m. (local time) on a Business Day, be deemed to be given and received on that day and, in any other case be deemed to be given and received on the first Business Day following the day on which it is delivered; and

(b)	a communication which is sent by fax transmission shall, if sent on a Business Day before 2:00 p.m. (local time), be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is sent.

14.	Conditions

(a)	All terms and conditions of this Agreement to be performed by the Corporation shall be construed as conditions, and any breach or failure to comply with any material terms and conditions shall entitle the Agent to terminate its obligations hereunder by written notice to that effect given to the Corporation prior to the Closing Time. The Agent may waive in whole or in part any breach of, default under or non-compliance with any representation, warranty, term or condition hereof, or extend the time for compliance therewith, without prejudice to its rights in respect of any other representation, warranty, term or condition hereof or any other breach of, default under or non-compliance with any other representation, warranty, term or condition hereof, provided that any such waiver or extension shall be binding on the Agent only if the same is in writing.

(b)	All terms and conditions of this Agreement to be performed by the Agent shall be construed as conditions, and any breach or failure to comply with any material terms and conditions shall entitle the Corporation to terminate its obligations to sell the Offered Shares by written notice to that effect given to the Agent prior to the Closing Time. The Corporation may waive in whole or in part any breach of, default under or non-compliance with any representation, warranty, term or condition hereof, or extend the time for compliance therewith, without prejudice to its rights in respect of any other representation, warranty, term or condition hereof or any other breach of, default under or non-compliance with any other representation, warranty, term or condition hereof, provided that any such waiver or extension shall be binding on the Corporation only if the same is in writing.

15.	Survival of Representations and Warranties

        All representations, warranties, terms and conditions herein or contained in certificates or documents submitted pursuant to or in connection with the transactions contemplated herein shall survive the payment by the Agent for the Offered Shares, if any, and the termination of this Agreement and shall continue in full force and effect for the benefit of the Agent and the Corporation regardless of any investigation by or on behalf of the Agent with respect thereto.

16.	Agent’s Covenants

        The Agent covenants and agrees with the Corporation that it will:

(a)	conduct activities in connection with the proposed offer and sale of the Offered Shares in compliance with all the Applicable Securities Laws and cause a similar covenant to be contained in any agreement entered into with any Selling Dealer Group established in connection with the distribution of the Offered Shares;

(b)	not advertise the proposed offering or sale of the Offered Shares in the printed media of general and regular paid circulation, radio, television or telecommunications including electronic display;

(c)	not solicit subscriptions for the Offered Shares, trade in Offered Shares or otherwise do any act in furtherance of a trade of Offered Shares outside of the Selling Jurisdictions, provided that the Agent may offer the Offered Shares in the United States of America only in accordance with the restrictions set forth in Schedule “A” hereto, and may offer the Offered Shares outside of Canada and the United States in accordance with applicable laws; and

(d)	not take any actions or make available to prospective subscribers any documents or materials which would constitute or require the Corporation to prepare an offering memorandum as defined under Applicable Securities Laws of the Selling Jurisdictions.

17.	Severance

        If one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

18.	Relationship Between the Corporation and the Agent

        The Corporation (i) acknowledges and agrees that the Agent may have certain statutory obligations as a registrant under the Applicable Securities Laws and may have fiduciary relationships with its clients; (ii) acknowledges and agrees that the Agent is neither the agent of the Corporation nor otherwise a fiduciary of the Corporation; and (iii) consents to the Agent acting hereunder while continuing to act for its clients. To the extent that the Agent’s statutory obligations as a registrant under the Applicable Securities Laws or fiduciary relationships with its clients (if any) conflict with its obligations hereunder, the Agent shall be entitled to fulfill its statutory obligations as registrants under the Applicable Securities Laws and its duties to its clients. Nothing in this Agreement shall be interpreted to prevent the Agent from fulfilling its statutory obligations as a registrant under the Applicable Securities Laws or to act as a fiduciary of its clients.

19.	Governing Law

        This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

20.	Time of the Essence

        Time shall be of the essence of this Agreement.

21.	Counterpart Execution

        This Agreement may be executed in one or more counterparts each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

22.	Amendment

        It is understood that the terms and conditions of this Agreement supersede any previous verbal or written agreement between the Agent and the Corporation.

        If the foregoing is in accordance with your understanding and is agreed to by you, please confirm your acceptance by signing the enclosed copies of this letter at the place indicated and by returning the same to the Agent.

JENNINGS CAPITAL INC. Per: ______________________________________

ACCEPTED AND AGREED to as of this
22nd day of February, 2005.

KODIAK OIL & GAS CORP.

Per: _______________________

SCHEDULE “A”

TERMS AND CONDITIONS FOR

UNITED STATES OFFERS AND SALES

This is Schedule “A” to the Agency Agreement (the “Agreement”) between Kodiak Oil & Gas Corp.and Jennings Capital Inc. dated as of February 22, 2005.

1.	As used in this Schedule “A”, capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Agreement and the following terms shall have the meanings indicated:

(a)	“Affiliate” means an “affiliate” as that term defined in Rule 501(b) of Regulation D.

(b)	“Directed Selling Efforts” means “directed selling efforts” as that term is defined in Regulation S. Without limiting the foregoing, but for greater clarity in this Schedule “A”, it means, subject to the exclusions from the definition of directed selling efforts contained in Regulation S, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the Common Shares and includes the placement of any advertisement in a publication with a “general circulation in the United States” that refers to the offering of Common Shares;

(c)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

(d)	“Foreign Issuer” means a “foreign issuer” as that term is defined in Regulation S. Without limiting the foregoing, but for greater clarity in this Schedule “A”, it means any issuer that is (a) the government of any country, or of any political subdivision of a country, other than the United States; or (b) a corporation or other organization incorporated under the laws of any country other than the United States, except an issuer meeting the following conditions: (1) more than 50% of the outstanding voting securities of such issuer are directly or indirectly owned of record by residents of the United States; and (2) any of the following: (i) the majority of the executive officers or directors are United States citizens or residents, (ii) more than 50% of the assets of the issuer are located in the United States, or (iii) the business of the issuer is administered principally in the United States;

(e)	“General Solicitation” and “General Advertising” mean “general solicitation” and “general advertising”, respectively, as used in Rule 502(c) of Regulation D, including, without limitation, advertisements, articles, notices or other communication published in any newspaper, magazine or similar media or on the internet or broadcast over television, radio or the internet, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising;

(f)	“Institutional Accredited Investor” means an institution that is an “accredited investor” within the meaning of Rule 501(a)(i), (a)(2), (a)(3), or (a)(7) of Regulation D;

(g)	“Investment Company Act” means the United States Investment Company Act of 1940, as amended;

(h)	“Regulation D” means Regulation D adopted by the SEC under the Securities Act;

(i)	“Regulation S” means Regulation S adopted by the SEC under the Securities Act;

(j)	“SEC” means the United States Securities and Exchange Commission;

(k)	“Securities Act” means the United States Securities Act of 1933, as amended;

(l)	“Substantial U.S. Market Interest” means “substantial U.S. market interest” as that term is defined in Regulation S; and

(m)	“U.S. Placement Agent” means Westminster Securities Corporation.

2.	The Agent represents, warrants and agrees as follows:

(a)	The Agent acknowledges that the Common Shares have not been and will not be registered under the Securities Act and that the Common Shares may not be offered or sold within the United States except pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof and Rule 506 promulgated thereunder, and represents and agrees that neither the Agent nor the U.S. Placement Agent, nor any person acting on their behalf (A) has made or will make any Directed Selling Efforts in connection with the offer and sale of the Common Shares, or (B) has made or will make (except as contemplated by, and pursuant to the terms of, Section 2(c) this Schedule “A”) (x) any offer to sell or solicitation of any offer to buy the Common Shares to any person in the United States or (y) any sale of the Common Shares to any person unless, at the time the order to purchase such Common Shares was placed, such person was outside the United States or the seller of such Common Shares and any person acting on its behalf reasonably believed that, at the time the order to purchase such Common Shares was placed, such person was outside the United States.

(b)	The Agent agrees that all offers and sales in the United States shall be made in compliance with all applicable federal and state laws and regulations governing registration and conduct of broker-dealers.

(c)	The Agent agrees that the Common Shares may be offered and sold in the United States pursuant only pursuant to Section 4(2) of the Securities Act and Rule 506 promulgated thereunder and, thereunder, only to persons reasonably believed by the Agent to be Institutional Accredited Investors. The Agent agrees, further, that all offers to sell and solicitation of offers to buy Common Shares in the United

States shall be made by the U.S. Placement Agent in accordance with, and in transactions that do not require registration or qualification under, state securities (“blue sky”) laws, and that all sales to persons in the United States shall be made only to persons that have duly completed, executed and delivered a subscription agreement in a form agreed between the Corporation and the Agent.

(d)	The U.S. Placement Agent is a duly registered broker-dealer with the United States Securities and Exchange Commission and is a member of and in good standing with the National Association of Securities Dealers, Inc.

(e)	Neither the Agent nor its affiliates nor the U.S. Placement Agent nor any other person acting on its behalf has engaged or will engage in any form of General Solicitation or General Advertising or Directed Selling Efforts in connection with the offer and sale of the Common Shares.

(f)	At the closing, the Agent and the U.S. Placement Agent will provide a certificate, substantially in the form of Exhibit I to this Schedule “A”, relating to the manner of the offer and sale of the Common Shares in the United States.

3.	The Corporation represents, warrants and agrees as follows:

(a)	The Corporation represents that it is, and as of the date of issuance of the Common Shares will be, a Foreign Issuer and that as of the date hereof there is and as of the date of the issuance of the Common Shares the Corporation reasonably believes there will be no Substantial U.S. Market Interest in the Common Shares.

(b)	The Corporation represents that at the date hereof and at the date of the sale of the Common Shares it is not, and is not required to be, registered as an “investment company” pursuant to the provisions of the Investment Company Act.

(c)	The Corporation represents and agrees that neither it nor any of its affiliates, nor any person (other than the Agent and the U.S. Placement Agent as to which the Corporation makes no representation) acting on behalf of it or its affiliates:

(i)	has made or will make any Directed Selling Efforts in connection with the offer and sale of the Common Shares, or has taken or will take any action, including any Directed Selling Efforts, that would cause the exemption afforded by Section 4(2) of the Securities Act or Rule 506 of Regulation D or the exclusion from registration afforded by Regulation S to be unavailable for offers and sales of the Common Shares pursuant to the Agreement;

(ii)	in connection with the offer or sale of the Common Shares has engaged or will engage in any General Solicitation or General Advertising; and

(iii)	other than offers and sales outside the United States in accordance with Regulation S, within the six month period prior to the date hereof has offered or sold any securities of the Corporation.

Except with respect to offers or sales to Institutional Accredited Investors within the United States in reliance upon an exemption from registration under the U.S. Securities Act in accordance with the terms of the Agreement and this Schedule “A”, neither the Corporation nor any of its affiliates, nor any person acting on its or their behalf (other than the Agent and the U.S. Placement Agent as to which the Corporation makes no representation), has made or will make: (A) any offer to sell, or any solicitation of an offer to buy, any Common Shares to a U.S. Person or a person in the United States; or (B) any sale of Common Shares unless, at the time the buy order was or will have been originated, the purchaser is (i) outside the United States or (ii) the Corporation, its affiliates, and any person acting on their behalf reasonably believes that the purchaser is outside the United States.

EXHIBIT I

U.S. PLACEMENT AGENT’S CERTIFICATE

In connection with the private placement in the United States of special warrants (the “Special Warrants”) in the capital of Kodiak Oil & Gas Corp. (the “Corporation”) pursuant to the agency agreement dated as of February 22, 2005 (such agreement, including Schedule “A” thereto, the “Agreement”) between the Corporation and Jennings Capital Inc. (the “Agent”), the undersigned does hereby certify on behalf of the Agent as follows:

(d)	Westminster Securities Corporation (the “Placement Agent”) is a duly registered broker-dealer with the United States Securities and Exchange Commission and is a member of and in good standing with the National Association of Securities Dealers, Inc. on the date hereof;

(e)	all offers and sales of the Common Shares in the United States have been effected by the Placement Agent in accordance with all applicable U.S. federal and state laws governing the registration and conduct of brokers and dealers;

(f)	all offers and sales of Common Shares in the United States were made to institutions reasonably believed to be Institutional Accredited Investors;

(g)	no form of General Solicitation or General Advertising was used by us in connection with the offer and sale of the Common Shares, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or the internet or broadcast over radio, television or the internet, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising, in connection with the offer or sale of the Common Shares in the United States;

(h)	the Placement Agent has delivered to purchasers of the Common Shares in the United States, a copy of the same information relating to the Corporation as provided to subscribers in Canada and have not used any written material other than such documents in connection therewith;

(i)	immediately prior to transmitting any documents to offerees, we had reasonable grounds to believe and did believe that each offeree was an Institutional Accredited Investor and, on the date hereof, we continue to believe that each purchaser of the Common Shares is an Institutional Accredited Investor; and

(j)	the offering of the Common Shares in the United States has been conducted by us in accordance with the terms of the Agreement.

Terms used in this certificate have the meanings given to them in the Agreement unless otherwise defined herein.

Dated: ___________________, 2005

JENNINGS CAPITAL INC. By __________________________ Name: Title:	WESTMINSTER SECURITIES CORPORATION By __________________________ Name: Title: